UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stonecipher, Shirley
   Rt. 1, Box 39
   Centrahoma, OK  74534
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Pre-Paid Legal Services, Inc.
   PPD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   March 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |1,051,525          |D(1)  |by spouse (2) (3)          |
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Common Stock               |(4)   |    | |                  |   |           |18,848             |I     |by spouse (2) (3)          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option - Right t|24.46   |3/1/0|J   |V|10,000     |A  |(6)  |3/01/|Common      |10,000 |       |            |D  |            |
o Buy                 |        |2    |    |(|           |   |     |07   |            |       |       |            |   |            |
                      |        |     |    |5|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |)|           |   |     |     |            |       |       |            |   |            |
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Stock Option - Right t|38.5    |4/17/|    | |           |   |     |     |Common      |       |       |10,000      |D  |            |
o Buy                 |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option - Right t|30.25   |3/01/|    | |           |   |     |     |Common      |       |       |10,000      |D  |            |
o Buy                 |        |99   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option - Right t|29.625  |3/01/|    | |           |   |     |     |Common      |       |       |10,000      |D  |            |
o Buy                 |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option - Right t|19.20   |3/01/|    | |           |   |     |     |Common      |       |       |10,000      |D  |            |
o Buy                 |        |01   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held jointly with the reporting person's spouse. The reporting person's spouse is Chairman of the Board and Chief Executive
Officer of the
Issuer.
(2) These shares are held by the reporting person's spouse indirectly through the Issuer's ESOP Trust.
(3) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any purpose.
(4) These securities were acquired through participation by the reporting person's spouse indriectly through the Issuer's ESOP Trust.
(5) These securities were acquired through participation in the Issuer's Stock Option Plan approved by shareholders on May 25, 2001. They are exempt under Rule
16a-8(b).
(6) These options granted were immediately exercisable as to 2,500 shares and will vest in additional increments of 2,500 on the following June 1st, September 1st and December 1st of the year of grant.
SIGNATURE OF REPORTING PERSON
Shirley Stonecipher
DATE
April 9, 2002